Exhibit (h.18)

Exhibit A

ICE BofA 1-5 Year US Corporate Index

ICE BofA 5-10 Year US Corporate Index

ICE BofA 6-Month US Treasury Bill Index

ICE BofA 10+ Year US Corporate Index

ICE BofA BB US High Yield Constrained Index

ICE BofA Long US Treasury Principal STRIPS Index

ICE BofA US Corporate Index

ICE BofA US High Yield Constrained Index